Exhibit 10.17

October 4, 2022

Eyal Attar

Dear Eyal:

On behalf of Vor Biopharma Inc. (“VOR” or the “Company”), I am delighted to offer you the exempt position of Chief Medical Officer, reporting to Robert Ang, President and Chief Executive Officer. Your effective date of hire as an employee will be October 11, 2022, unless another date is agreed to by you and the Company.

Your compensation for this position will be at the rate of $465,000 per year, less payroll deductions and required withholdings, payable bi-weekly with the Company’s normal payroll schedule. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. Following the end of each year and subject to the approval of VOR’s Board of Directors (the “Board”), VOR offers a discretionary performance bonus of up to forty percent (40%) of your annual base salary. Your performance bonus, if any, is based on both Company performance and your individual performance during the applicable year, as determined by the Company and in its sole discretion. The bonus is not earned until paid, and you must be employed by the Company at the time bonuses are paid in order to receive a discretionary performance bonus.

Subject to the approval of the Compensation Committee of the Board or the Company’s President and Chief Executive Officer, you will be eligible to receive an option to purchase 364,000 shares of VOR’s common stock at the fair market value on the date of grant (the “New Hire Option Award”). The New Hire Option Award will be granted outside of, but subject to the terms of VOR’s 2021 Equity Incentive Plan (the “2021 EIP”) and the applicable stock option agreement, which you will be required to sign. It is anticipated the New Hire Option Award will vest over a four-year period, with 25% of the shares underlying the New Hire Option Award vesting on the one-year anniversary of your Start Date and 1/48th of the shares underlying the New Hire Option Award vesting at the end of each month thereafter, until either the New Hire Option Award is fully vested or your employment ends, whichever occurs first. The New Hire Option Award will be governed in all respects by the terms of the 2021 EIP, a stock option agreement and grant notice, and all other applicable plan documents. The New Hire Option Award will be granted to you pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as a material inducement to your commencement of employment with the Company.

You will be eligible to participate in VOR’s employee benefits program, which includes medical, dental, life and vision as well as our 401(k)-retirement program, subject to the terms and conditions of those plans. VOR offers employees a discretionary vacation time off program (Take It as You Need It). Please note that the Company may change your position, duties, work location, compensation and benefits from time to time at its discretion.

As a condition of employment, you agree to comply with all our policies and procedures then in effect and to sign an Employee Confidentiality, Assignment and Non-Solicitation Agreement with the Company (a copy of which is enclosed) (the “Agreement”). On your first day of employment, please plan to meet with a representative of Human Resources for new employee orientation.

In accordance with federal law, your employment is contingent upon your presentation of evidence supporting your eligibility to be employed in the United States. Accordingly, we request that you provide us with originals of the appropriate documents for this purpose. A list of the documents deemed acceptable is included with our online benefits enrollment portal. Please complete the I-9 form and bring the appropriate documents with you to your new-hire orientation. This offer is also contingent on the successful completion of a satisfactory criminal record, work history, and education background check.

In the event your employment is terminated for any reason, the Company shall pay to you the amount of any base salary earned, but not yet paid to you, prior to the date of such termination, and shall reimburse you for any business expenses incurred by you through the date of termination. Further, you will be covered by the Company’s Executive Severance and Change in Control Benefits Plan, which coverage is governed by the terms of said plan.

Your relationship with the Company will be at-will, which means that either the Company or you may terminate the employment relationship at any time, with or without cause and with or without advance notice.

This letter, together the Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the

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subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this letter cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the Commonwealth of Massachusetts.

Eyal, we are all very excited about having you join the VOR team and would like you to start on October 11, 2022. We believe you will be a key contributor to the Company’s future success. To accept our offer under the terms described above, and to acknowledge that your employment is at will, please sign and date this letter, return it to Tania Philipp, Chief People Officer in Vor Bio’s Human Resources Department by October 6, 2022, and keep the copy for your files.

If you have any questions regarding this offer, please call Tania Philipp.

Sincerely,	I, Eyal Attar, have read and accept this offer of employment.
/s/ Tania Philipp	/s/ Eyal Attar
Tania Philipp, Chief People Officer	Eyal Attar
October 4, 2022	October 6, 2022
Date	Date

Sent Under Separate Cover: Employee Confidentiality, Assignment and Non-Solicitation Agreement

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